NON-STATUTORY STOCK OPTION AGREEMENT PURSUANT
        TO THE NET LNNX, INC. 1997 RESTRICTED STOCK PLAN

     THIS AGREEMENT is made as of January 31, 1997, between Net
Lnnx, Inc., a Pennsylvania corporation (the "Company"), and Ronald
W. Hayes, Jr. (the "Optionee").

     THE PARTIES AGREE AS FOLLOWS:

      1. Option Grant. The Company hereby grants to the Optionee an option (the "Option") to purchase the number of shares of the Company's common stock (the "Shares"), for an exercise price per share (the "Option Price") and based upon a Grant Date, all as set forth below:

      Shares under option:        100,000
      Option Price per Share:     $0.875
      Grant Date:                 January 31, 1997

     The Option will be subject to all of the terms and conditions set forth herein and in the Company's 1997 Restricted Stock Plan
(the "Option Plan"), a copy of which is attached hereto and incorporated by reference. The Option granted hereunder will be a nonstatutory or nonqualified option for tax purposes.

   2. Stockholder Rights. No rights or privileges of a stockholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a stockholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

      3. Termination. Subject to earlier termination as provided in the Option Plan, this Option will expire, unless previously exercised in full, on January 31, 1999.

      4. Terms of the Option Plan. The Optionee understands that the Option Plan includes important terms and conditions that apply to this Option. Those terms include (without limitation): important conditions to the right of the Optionee to exercise the Option; and important restrictions on the ability of the Optionee to transfer the Option or to transfer Shares received upon exercise of the Option; The Optionee acknowledges that he or she has read the Option Plan, agrees to be bound by its terms, and makes each of the representations required to be made by the Optionee under it.

      5.   Miscellaneous.  This Agreement (together with the Option
Plan) sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of Pennsylvania, and may be executed in counterparts.

     The parties hereby have entered into this Agreement as of the date set forth above.

     NET LNNX, INC.


     __________________
     By: Ronald P. Perella,
     Director, Executive
     Vice President

     "Optionee"

     __________________
     Ronald W. Hayes, Jr.

     Address:
     ______________________________
     ______________________________
     ______________________________



 Attachments:(1) 1997 Restricted Stock Plan